Exhibit 21.1

List of Subsidiaries

Year Ended December 31, 2015

Name of Affiliate or Entity	Place of Incorporation
Attributor Corporation (100% ownership)	Oregon
TVaura LLC (51% ownership)	Delaware
TVaura Mobile LLC (49% ownership)	Delaware